Exhibit 99.1

Immediate Release
Contact: Kathy Crothall, President and CEO
Animas Corporation
610-644-8990, ext. 1107
katherine.crothall@animascorp.com

Animas Announces Voluntary Recall of IR 1250 Pump, Increases Revenue Guidance

West Chester, PA – April 11, 2005 – Animas Corporation (NASDAQ: PUMP), a leading manufacturer of insulin pumps, announced today that it will be recalling approximately 2,000 of the newly released IR 1250 pump due to a recently-identified software bug related to use of the food database. Use of the food database could cause, in very specific circumstances, a subsequent malfunction of certain status field readings, or a subsequent failure to alarm under certain specific malfunctions or conditions, if such a malfunction or condition were to occur. All IR 1250 pumps are affected by this software bug. This bug does not affect the IR 1200 pump.

The Company identified the software bug as a result of an investigation of a complaint from a customer regarding use of the food database. There have been no reported adverse events as a result of this software bug, although there is the remote possibility of a hyperglycemic event if an unlikely set of factors were to arise. All other pump functions, except use of the food database, operate in accordance with the User Guide. The Company confirms that patients can continue to use their pump safely, with assurance, and no loss of functionality, except for use of the food database, so long as they heed the directions outlined in the notification sent to them.

The Company has contacted patients, healthcare providers, and distributors of this recall and provided updated user information. It has established a Help Line at 866-423-4087 from 8:00 AM to 10:00 PM Eastern Time to address any customer inquiries.

“We are sorry for any inconvenience this recall may cause our customers,” says Kathy Crothall, President & CEO of Animas Corporation. “Although no adverse events have occurred as a result of this software bug, and the risk of an adverse event is remote, Animas is recalling these pumps in the interest of patient safety.”

The Company is developing a fix to this software bug, and anticipates shipping replacement pumps with the updated software beginning April 25, 2005. The Company anticipates that it will be able to replace all IR 1250 pumps with updated software by early June.

Management expects that this recall will cost the Company approximately $300,000, a charge to be taken in the first quarter. Reflecting strong demand of the IR 1200 outside the US and IR 1250 inside the US, management increased its prior first quarter guidance for net revenue from $17-$18 million to approximately $19 million. As a result of the cost of the recall, management is increasing its guidance of net loss, exclusive of in-process R&D charges associated with the Cygnus transaction, from its prior guidance of $0.4-$0.9 million to $0.6 to $1.1 million. The Company is also reaffirming its prior guidance for the year of net revenues between $82-$84 million and a net income between $3-$4 million, exclusive of the first quarter’s in-process R&D charges associated with the Cygnus transaction.

About Animas Corporation: Animas, a leading maker of insulin infusion pumps and related products, is dedicated to improving diabetes management and making insulin pump therapy easier for patients with insulin requiring diabetes and healthcare professionals through product innovation, exemplary customer support and superior customer education. For more information on Animas, visit http://www.animascorp.com or call Animas Corporation at 877-937-7867.

Statements in this press release or made by management from time to time regarding Animas Corporation that are not historical facts, are forward-looking statements and are subject to risks, assumptions and uncertainties that could cause actual future events or results to differ materially from such statements. Any such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The following factors, among others, could cause Animas’ actual results to differ materially from those described in a forward-looking statement: the technical issues or the failure of the IR 1250 to gain significant market acceptance; the Company’s ability to update and replace the IR 1250s on a timely basis; failure to capture recurring purchases of ancillary supplies by patients using Animas’ pumps; any significant disruption with vendors; any failure to achieve and then maintain profitability; the failure of Animas’ ezSet Infusion Set to be fully-developed or commercially accepted; technological breakthroughs in diabetes monitoring, treatment or prevention that could render Animas’ products obsolete; failure to comply with any FDA or foreign regulations; an inability to attract and retain personnel; competition; an inability to adequately protect Animas’ intellectual property; product liability lawsuits; and the failure to secure or retain third party insurance coverage or reduced reimbursement for Animas’ products by third party payors. This list is intended to identify only certain of the principal factors that could cause actual results to differ. Readers are referred to the reports and documents filed from time to time by Animas Corporation with the Securities and Exchange Commission for a discussion of these and other important risk factors. Readers are cautioned not to place undue reliance on forward-looking statements, which are made as of the date of this press release. Animas Corporation undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or for any other reason.

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